Exhibit 1.01

CONFLICT MINERALS REPORT 2025

Section 1: Introduction

This Conflict Minerals Report (this "Report") covers the period of January 1, 2025 through December 31, 2025, in compliance with Rule 13p-1 (the "Conflict Minerals Rule") under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Under the Dodd-Frank Wall Street Reform Act (the "Dodd-Frank Act"), the Securities and Exchange Commission (the "SEC") issued the Conflict Minerals Rule to require certain companies to disclose their use of conflict minerals if those minerals are "necessary to the functionality or production of a product" manufactured by those companies. Under the Dodd-Frank Act, those minerals include tin, tungsten, tantalum or gold (together, such minerals are referred to as "3TG"). Congress enacted the Conflict Minerals Rule due to concerns that the exploitation and trade of conflict minerals by armed groups is helping to finance conflict in the Democratic Republic of Congo ("DRC") region. The Conflict Minerals Rule focuses on 3TG emanating from the DRC and nine adjoining countries (together, the "DRC Covered Countries").

Under the Conflict Minerals Rule adopted by the SEC, companies (including Lear Corporation) are required to publicly disclose their use of conflict minerals, including through filing a "conflict minerals report" as an exhibit to Form SD, the form created for conflict minerals disclosure.
Lear's Commitment to Responsible Materials Sourcing
Lear Corporation ("Lear" or the "Company") is a "downstream" company and is part of a global and complex supply chain, with several layers of manufacturers before reaching the smelters and refiners that may process 3TG that may ultimately be used in the products manufactured by Lear.

Lear does not have a direct business relationship with any smelters or refiners that process 3TG and does not directly purchase primary sourced 3TG minerals from mine sites. However, Lear cares about our impact on people and the planet and recognizes that sourcing responsibly is part of a broader approach to protecting the people and environments where we do business, as well as places far removed from our direct supply base.

At Lear, we believe the best way to deliver the highest quality products and services is to maintain a work environment that fosters collaboration, interaction, tolerance and respect. As champions of human rights, our "Human Rights Policy" clearly defines how we approach, govern and defend the dignity of people throughout our operations, the communities in which we operate, and our global supply chain.

Our Human Rights Policy is guided by the United Nations Global Compact, including its Ten Principles and Sustainable Development Goals, as well as the 1998 ILO Declaration on Fundamental Principles and Rights at Work.

Exhibit 1.01

As discussed later in this Report, Lear requires the suppliers in its supply chain to comply with Lear's conflict minerals reporting requests, engage in due diligence of their respective supply chains and provide information regarding the origin of and facilities used to process the 3TG contained in the materials supplied to Lear. We ask suppliers to ensure that materials used in our products do not directly or indirectly provide funding to conflicts or human rights abuses. We endeavor to use only components with raw materials where extraction, transport, trade, processing and export are obtained from validated sources as a matter of principle, wherever practicable. We also look beyond our direct supply chain to promote appropriate sourcing measures, including the sourcing of the raw materials used in our products.
Company and Product Overview
Lear is a global automotive technology leader in Seating and E-Systems, enabling superior in-vehicle experiences for consumers around the world. We supply complete seat systems, key seat components, complete electrical distribution and connection systems, high-voltage power distribution products, including battery disconnect units ("BDUs"), and low-voltage power distribution products and electronic controllers to all of the world's major automotive manufacturers.
Our business is organized under two reporting segments: Seating and E-Systems. Each of these segments has a varied product and technology portfolio across a number of component categories.
•Seating — Our Seating business consists of the design, development, engineering and manufacture of complete seat systems and key seat components. Our capabilities in operations and supply chain management enable synchronized assembly and just-in-time delivery of complex complete seat systems at high volumes to our customers.
As the most vertically integrated global seat supplier, our key seat component product offerings include seat trim covers; surface materials such as leather and fabric; seat mechanisms; seat cushioning; headrests; and thermal comfort systems such as seat heating, ventilation, active cooling, pneumatic lumbar and massage products. All of these products are compatible with traditional internal combustion engine ("ICE") architectures and electrified powertrains, including the full range of hybrid, plug-in hybrid and battery electric architectures. Our thermal comfort systems are facilitated by our seat system, component and integration capabilities, together with our competencies in electronics, sensors, software and algorithms.
•E-Systems — Our E-Systems business consists of the design, development, engineering and manufacture of complete electrical distribution and connection systems; high-voltage power distribution products, including BDUs; and low-voltage power distribution products and electronic controllers. These capabilities enable us to provide our customers with customizable solutions with optimized designs at competitive costs for both low-voltage and high-voltage vehicle architectures.
•Electrical distribution and connection systems utilize low-voltage and high-voltage wire and high-speed data cables to connect networks' electrical signals and manage electrical power within the vehicle for all types of powertrains – from traditional ICE architectures to the full range of electrified powertrains that require management of higher voltage and power. Key components of our electrical distribution and connection systems portfolio include wire harnesses, terminals and connectors, high-voltage battery connection systems and engineered

Exhibit 1.01
components. High-voltage battery connection systems include intercell connect boards, bus bars and main battery interface connection systems.
•High-voltage power distribution products control the flow and distribution of high-voltage power throughout electric and hybrid vehicles and include BDUs, which control all electrical energy flowing into and out of high-voltage batteries in electrified vehicles.
•Low-voltage power distribution products and electronic controllers facilitate signal, data and/or power management within the vehicle and include the associated software required to facilitate these functions. Key components of this portfolio include zonal controllers, body domain control modules, and smart and passive power distribution modules. Our software offerings include embedded control, cybersecurity software and software to control hardware devices. Our customers traditionally have sourced our electronic hardware together with the software that we integrate and embed in it.
Our products are more fully described in our Annual Report on Form 10-K for the fiscal year ended, December 31, 2025, which can be accessed at: https://ir.lear.com/.
Lear recognizes that 3TG is present in some of our products in both our Seating and E-Systems segments. Most components that use 3TG are in our E-Systems electronics and electrical distribution systems and our Seating structures and mechanisms. Our latest product information is available on Lear's public domain https://www.lear.com/technology.

Section 2: Due Diligence Framework
The Conflict Minerals Rule requires that an issuer of the report undertake a due diligence process and that such due diligence follow a nationally or internationally recognized due diligence framework. Because Lear's products, like those of many of its peers in the automotive industry, contain 3TG minerals, Lear also conducted a "Reasonable Country of Origin Inquiry" ("RCOI") regarding the origin of the 3TG minerals used in its products. Lear designed its due diligence measures to be in conformity, in all material respects, with the internationally recognized five-step due diligence framework established by the Organisation for Economic Co-operation and Development ("OECD"), the Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the "OECD Guidance"), which satisfies the Conflict Minerals Rule requirements regarding due diligence.

The following provides a description of Lear's due diligence process:
2.1 OECD Step 1: Strong Management System
A.Conflict Minerals Sourcing Policy

•Lear developed an enhanced "Responsible Materials Sourcing Policy" that is published on Lear's public website at: https://www.lear.com/. It is also contained in Attachment A to this Report.

Exhibit 1.01
•The policy states that Lear will comply with the disclosure and reporting requirements of the Conflict Minerals Rule of the Dodd-Frank Act, as well as the rules of the SEC promulgated thereunder.

•The policy also states that Lear requires legal and ethical sourcing of materials in its supply chain and imposes an obligation on Lear's suppliers to engage in due diligence of their respective supply chains to understand and report the content of the parts such suppliers provide to Lear.

•The policy requires suppliers to perform due diligence on the source and chain of custody of their raw materials in accordance with all applicable laws, as well as the OECD Guidance and other relevant guidance.

•The policy is also cited in our "Lear Supplier Sustainability Policy" describing Lear's pursuit to prevent the flow of funds to conflicts and human rights abuses as part of its broader sustainability objectives. The "Lear Supplier Sustainability Policy" is published on Lear's public website at https://www.lear.com/. It is also contained in Attachment B to this Report.

•To reinforce the importance of alignment with and adherence to the “Lear Supplier Sustainability Policy,” Lear requires that all suppliers of products containing conflict minerals and raw materials identified in the Conflict-Affected and High-Risk Areas (CAHRAs) set forth in the OECD Guidance implement and maintain their own responsible materials sourcing policies.

Lear’s Minimum Sustainability Requirements for Suppliers are contained in Attachment B.1 to this Report.

B.Internal Management Structure

•Leadership Oversight

•Lear's Board of Directors has assigned its Governance and Sustainability ("G&S") Committee oversight responsibility for Lear's environmental, social, and governance strategy and activities, including oversight of supply chain sustainability.

To further integrate sustainability into our business, Lear has added specific sustainability responsibilities to Senior Management. Our overall sustainability leadership is now led by the Senior Vice President and Chief Administrative Officer. He is supported by executive leaders across the spectrum of sustainability, including our Vice President – Global Sustainability.

Exhibit 1.01
•Cross Functional Team

•A cross functional team within Lear’s organization with leadership representatives collaborates to support the supply chain due diligence process undertaken by Lear related to the Conflict Minerals Rule. Representatives include Vice Presidents from Lear’s Sustainability, Purchasing, Ethics and Compliance, Legal, Engineering, Operations, Marketing and Communications, Sales and Quality teams.

•The purpose of the Cross Functional Team is to ensure availability of resources necessary to support Lear's supply chain due diligence process related to the Conflict Minerals Rule. The team helps guide and influence Lear's policies and reporting, monitors the execution and effectiveness of Lear's due diligence process and collaborates to develop improvements to such process.

•Report Findings to Designated Senior Management and Board of Directors

•Lear's designated members of the Company's Senior Management and the Company's Board of Directors are provided an update relating to conflict minerals activities by the Sustainability team at least annually, or upon request.

C.Controls and Transparency Over the Mineral Supply Chain

•Industry Driven Programs

•The OECD Guidance encourages participation in industry-driven programs to establish an industry-wide system of controls and transparency over the mineral supply chain including either a chain of custody or a traceability system. As outlined in the OECD Guidance, Lear supports an industry initiative that validates smelters' or refiners' ("SORs") due diligence activities, such as the Responsible Minerals Initiative® ("RMI"®) of the Responsible Business Alliance. Lear is recognized in RMI under company member code "LEAR."

•RMI validates SORs’ due diligence activities through its Responsible Minerals Assurance Process ("RMAP"). The RMAP uses an independent third-party assessment of SOR management systems and sourcing practices to validate conformance with RMAP audit standards. The assessment employs a risk-based approach to validate SORs' company-level management processes for responsible mineral procurement. Companies can then use this information to assess and make informed choices concerning their supply chains.
•The RMAP standards are developed to meet the requirements of the OECD Guidance, Regulation (EU) 2017/821 of the European Parliament and the Dodd-Frank Act.

Exhibit 1.01
•Lear actively participates in the Automotive Industry Action Group ("AIAG"), an automotive industry group whose members include original equipment manufacturers ("OEM") and "Tier" suppliers. Lear participates in periodic meetings and coordinates with AIAG through the Responsible Materials Work Group ("RMWG"), which was established to prepare suppliers for reporting that will enable compliance with provisions of the Conflict Minerals Rule. The RMWG created different subgroups to support specific initiatives to develop tools and resources to assist companies and their supply chain in the reporting processes. Lear joined the Smelter Engagement Team ("SET"), Supplier Communication, Industry Best Practices and Global Requirements & Raw Materials Sourcing subgroups of the RMWG. Lear also participates in the RMI's SET. The SETs conduct research and outreach encouraging SORs to participate in the RMI which supports the validation of SORs management systems and due diligence process. Validation through the RMI evaluates chain of custody and/or traceability of the minerals from the mine to the SORs. This is the primary methodology for downstream suppliers (such as Lear) to have influence on the upstream supply base (such as the smelters and refiners).

D.Company Engagement with Suppliers

•Lear has established an online supplier portal and communication resources to strengthen Lear's engagement with its suppliers.

•The supplier portal is available at Lear's website at https://www.lear.com/suppliers. Suppliers receive communications via Lear's online supplier bulletin posted on this website.

•The "Suppliers" tab on Lear’s website also serves as a supplier information portal that provides the supply chain the opportunity to view and access important Lear information and updated web guides for suppliers. Web guides are incorporated in the “Purchase Order Terms and Conditions” used by Lear when contracting with suppliers, and such web guides contain requirements in addition to those specifically set forth in the Terms and Conditions. Web guides include a “Global Requirements Manual and Code of Conduct for Suppliers” and contain information for suppliers regarding the Conflict Minerals Rules. Also, under the “Suppliers” tab, additional conflict minerals related documents are provided (e.g., Lear’s “Responsible Materials Sourcing Policy,” supplier expectations and communication requests to the supplier).

•Suppliers may contact a Lear conflict minerals representative anytime via e-mail at: conflictminerals@lear.com.

•All 3TG relevant suppliers are provided, on an annual basis, a communication letter that outlines reporting instruction and expectations. It also includes

Exhibit 1.01
information on resources that may help suppliers with their reporting activities. A sample letter is contained in Attachment C to this Report.

•Suppliers are required to ensure that their company and suppliers are not associated with any prohibited transactions, comply with all applicable legal requirements, and prevent incidents or conditions that may result in a violation of law and restrictions. These requirements are outlined further in Lear's enhanced "Human Rights Policy" that is contained in Attachment D to this Report.

E.Grievance Mechanism

•The conflictminerals@lear.com mailbox is a mechanism available for any interested party to communicate their concerns/grievances regarding Lear's conflict minerals process.

•This mailbox is checked daily for communications from interested parties.

•In the event that a grievance is submitted via the mailbox, the Conflict Minerals Teams responsible review the contents of the grievance, discuss with appropriate Lear individuals from the Cross Functional Team to seek resolution and communicate back to the person submitting the grievance.

•A process for reporting concerns has also been established for Lear employees or any other potentially affected party worldwide to report concerns on any potential risks associated with human rights or any other business risks. Reports can be made confidentially and anonymously via our Ethics & Compliance helpline (online or telephone), online complaint webform, email, a mobile intake app or regular mail. Further details on Lear standards associated with the reporting process can be found on Lear's Code of Business Conduct and Ethics located at https://ir.lear.com/corporate-governance. This information is also found in Lear's Annual Sustainability Report at https://www.lear.com/sustainability.

2.2 OECD Step 2: Identify and Assess Risk in Our Supply Chain

Lear engaged in a number of steps to identify which of its suppliers are known to have 3TG in their products and request that such suppliers complete a template to assist Lear in identifying and assessing risks in its supply chain. These steps included:

A.Identification of Suppliers and Point of Contact; Completion of RCOI

•Lear utilizes the International Material Data System ("IMDS") to identify and assess risk of relevant suppliers that provide components to Lear, as an initial step. Lear communicates the conflict minerals reporting request by e-mail with its suppliers identified in the IMDS list known to have 3TG in their products.

Exhibit 1.01
The IMDS is a collective, computer-based material data system for the automotive industry to manage environmental relevant aspects of the different parts in vehicles.

•Suppliers are requested to identify the individual(s) responsible for providing conflict mineral information for their company.

•An RCOI is completed using the RMI's Conflict Minerals Reporting Template (the "CMRT"), which is described in further detail below.

•RCOI is an inquiry regarding the origin of 3TG that is designed to determine where the minerals used by Lear's suppliers originated or if they are from recycled or scrap sources.

•The CMRT was developed by the RMI as a standard reporting template for companies to use to facilitate disclosure and communication of information regarding SORs that provide material to a company's supply chain. It includes questions regarding a company's conflict minerals sourcing policy, engagement with its direct suppliers and a listing of the SORs the company and its suppliers use. In addition, the CMRT contains questions about the origin of conflict minerals included in suppliers' products, as well as about the due diligence conducted by suppliers.

B. Assessment of Risk

Lear considers the following risk elements in its due diligence process:

•Completeness of the submission of information by Lear's suppliers, especially for those suppliers known to have 3TG in their components.

•Disclosure of SORs data and determination of whether SORs had been validated to be conformant with the RMI RMAP.

•Consistency and accuracy of information by cross-checking suppliers’ reports with the IMDS data.

•Presence of Conflict Minerals Sourcing Policy.

•The CMRT Completion Guide, Smelter Facility Database of RMI and other available guidance across the industry, such as the AIAG Conflict Minerals Guides and Resources, are used to determine completeness and validity of submissions by analyzing the suppliers' answers to each question contained in the CMRT.

Exhibit 1.01
•As questions arise regarding supplier submissions, Lear communicates by e-mail with the supplier for clarification and understanding.

2.3 OECD Step 3: Design and Implement a Strategy to Respond to Identified Risks

Lear's conflict minerals due diligence is an on-going and proactive process. Lear's strategy for identifying risks focused on the following:

•An assessment of all responses received from suppliers in connection with the risk assessment process outlined in Section 2.2B. Supplier responses are categorized as follows: (i) accepted (meaning the response satisfied the requirements and expectations set forth in the CMRT); (ii) inconsistent or incomplete (meaning the response contained inconsistent information when compared against known or existing IMDS data and clarification is required, or expected inputs are missing); and (iii) rejected (meaning the CMRT data is invalid or not presented in the required format). Categorizing a response is prompted by the completeness or quality of the answer and cross-checks undertaken by Lear. Suppliers are notified by e-mail of the status of their CMRT responses and if rejected, or if incomplete or inconsistent submissions, suppliers are asked to correct and resubmit.

•A listing of SORs information provided to Lear by its supply chain is compiled. The listing contains both conformant SORs and those that are not yet validated to be conformant with RMAP. As noted, Lear supports the RMI and their independently verified list of conflict-free SORs through their RMAP smelter outreach.

2.4 OECD Step 4: Independent Third Party Audit of Supply Chain Due Diligence

As a downstream supplier, Lear does not have a direct relationship with 3TG smelters and refiners and does not perform or direct audits of these entities within its supply chain. Lear supports an independent third-party audit effort through our continued membership with RMI. Validation through the RMI evaluates chain of custody and/or traceability of minerals from the mine to the SORs. Through membership and continued participation, Lear supports and contributes to RMI's ongoing RMAP audit efforts.

Additionally, Lear collaborates with global third-party supply chain risk management solutions, such as those offered by NQC Ltd. and Prewave, to further assess and monitor direct and extended supply chain risks related to sustainability. This includes human rights and high-risk materials sourcing risks, such as conflict minerals.

As part of this initiative, Lear works with both internal and external stakeholders to implement a comprehensive supply chain risk management and monitoring system. This involves direct engagement with Lear’s supply base and on-site surveillance, as needed.

Exhibit 1.01
2.5 OECD Step 5: Report on Supply Chain Due Diligence

Lear prepares this Report and the associated Form SD and makes such documents available online at: https://ir.lear.com/sec.cfm.

Section 3: Due Diligence Measures Undertaken

In accordance with the OECD framework and industry best practices, Lear took the following measures during this reporting year to exercise due diligence on the source and chain of custody of conflict minerals as defined by Section 1502 of the Dodd-Frank Act and support expanded supplier outreach efforts to leverage responsible sourcing practices within Lear's supply base:
•Utilized IMDS resources and Lear Purchasing supplier list to identify and assess risk of relevant suppliers that provide components to Lear. For 2025, a total of 715 suppliers were identified as in-scope for 3TG in their products.
•Communicated the conflict minerals reporting requirements and instructions to all in-scope suppliers. The communication letter is contained in Attachment C to this Report.
•As part of Lear's ongoing commitment to enhancing supply chain due diligence, the 2025 Reasonable Country of Origin Inquiry (RCOI) extends beyond conflict minerals, and included other minerals of concern, such as cobalt and mica. See Lear's latest Annual Sustainability Report: Responsible Sourcing section for additional information.
•Continued implementation of the risk assessment process outlined in Section 2.2B.
•Utilized the RMI facility database tools and RCOI data resources to evaluate the SORs identified in Lear's supply chain and determine the status of such SORs.
•Participated in the AIAG RMWG and RMI through periodic discussions and forums. Additionally, Lear continued collaboration with global industry workgroups by engaging with the European Association of Automotive Suppliers (“CLEPA”) and Drive+ of Drive Sustainability. These industry associations work towards promoting responsible materials sourcing and improving traceability at an industry-wide level.
•Developed and began to implement an enhanced supplier risk management process that includes, among other things, prioritization of suppliers based on country and commodity risk. Our country risk score is based on certain indexes commonly used in the sustainability landscape. Our commodity risk analysis is based on, among other considerations, certain industry standards as well as applicable legal requirements. The minerals sourcing risk criteria covers the Conflict-Affected and High-Risk Areas (CAHRAs) set forth in the OECD Guidance.
•Supported the RMAP through continued engagement and participation with RMI.
•Conducted smelter outreach through letter communications encouraging eligible SORs to participate in the RMAP audit process.
•Leveraged the use of the Lear Global Suppliers Bulletin for periodic supplier outreach and communication of Lear policies and resources. See Lear’s latest Annual Sustainability Report for additional information.
•Continued to improve disclosure transparency by including conflict minerals information and updates in Lear's Annual Sustainability Report.

Exhibit 1.01
Section 4: Continuous Improvement Efforts to Mitigate Risk

In connection with the findings of our latest due diligence efforts, we plan to take the following actions to further enhance our due diligence process and further mitigate the risk associated with the 3TG materials used in our products:

•Further integrate our conflict minerals compliance requirements into Lear's global supply chain.

•Continue to strengthen our engagement and collaboration with key relevant suppliers and new suppliers regarding conflict minerals reporting requirements.

•Explore advanced risk assessment tools to better identify and evaluate potential risks within our supply chain.

•Continue to engage with AIAG RMWG, RMI, CLEPA and Drive+ and provide input on various relevant topics and projects, such as outreach efforts, industry best practices, the development of guidance and resources for the supply base and the coordination of processes to align with industry peers globally.

•Continue to partner with relevant suppliers to facilitate continued improvement on response rate and to encourage these suppliers to work towards 100% identification of SORs in their supply chains.

•Strengthen participation in the newly structured RMI Smelter Engagement Team working group to actively monitor smelter conformance status and participate in industry-level strategy.

Lear is committed to using only components with raw materials where extraction, transport, trade, processing and export are obtained from validated sources as a matter of principle, where practicable.

Section 5: Due Diligence Results

Lear has conducted the RCOI and due diligence efforts outlined in this Report to determine whether any of the 3TG used in its products originated from DRC or DRC Covered Countries or from recycled or scrap sources.

Lear continues to identify a significant number of SORs and remains committed to improving its processes to mitigate risks associated with conflict minerals through continued focus on the following activities:

•Enhancing capacity through continued education and outreach within its supply base
•Reinforcing Lear’s sourcing policies and supplier requirements
•Engaging eligible SORs to participate in the RMAP process
•Continuing assessment of potential areas for improvement within its business practices to ensure responsible sourcing and compliance with applicable conflict minerals regulations
•Continuing to conduct due diligence on materials beyond the 3TG (e.g. battery minerals of concern)

Exhibit 1.01
The SOR facilities identified in suppliers' CMRT declarations for this reporting year are contained in Attachment E to this Report.

•Supplier Response Rate per Metal - Company Level
2025 RCOI data based on the total 715 Global Relevant Suppliers, with > 91.3% total response rate

RCOI Percentage Status
Metal	Suppliers Response Rate
Gold	93.48%
Tantalum	91.25%
Tin	92.67%
Tungsten	91.21%

•Smelter Information - Company Level
The smelter statistics below provide the most recent outcomes ascertained from the latest RCOI and ongoing due diligence efforts.

Metal	SORs Statistics
	RMAP Conformance Rate	RMAP Conformant SORs	Active/On-going Research and Outreach/Eligible SORs	Confirmed Not Eligible SORs
Gold	75%	88	29	0
Tantalum	94%	32	2	0
Tin	83%	49	10	0
Tungsten	91%	32	3	0
.

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Section 6: Forward-Looking Statements

This Report contains "forward-looking statements" about activities, events or developments that Lear intends, expects, projects, believes or anticipates may occur in the future. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as "may," "should," "could," "will," "expects," "seeks to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology. Such statements are only our expectation of the outcome of future events. The outcome of the events described in these forward-looking statements is subject to substantial known and unknown risks, uncertainties and other factors that may cause results and developments to differ materially from those anticipated in our forward-looking statements. Lear's Form 10-K for the year ended December 31, 2025, and subsequent filings with the SEC discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this Report. Lear expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

Exhibit 1.01

Attachment A

RESPONSIBLE MATERIALS SOURCING POLICY
On August 22, 2012, under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the U. S. Securities and Exchange Commission (SEC) approved the final rule to impose disclosure and reporting requirements related to conflict minerals (tin, tungsten, tantalum, and gold). The rule requires U. S. publicly traded companies to disclose the presence of conflict minerals originating in the Democratic Republic of the Congo (DRC) or adjoining countries in the products they manufacture, if the conflict minerals are necessary to the functionality or production of such products.

As a supplier in the automotive and non-automotive industries, Lear uses a wide variety of materials in the products it manufactures. The supply chain for these materials is complex.

It is Lear's policy to comply with the disclosure and reporting requirements of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as all rules of the SEC promulgated under such Act. Lear works to prevent incidents or conditions that might result in a violation of law. Lear requires legal and ethical sourcing of materials in our supply chain. Lear requires its suppliers to engage in due diligence of their supply chains to understand and report the content of their parts supplied to Lear.

We expect suppliers to source responsibly and ensure that materials used in our products do not directly or indirectly contribute funding to conflicts or human rights abuses. Lear requires suppliers to perform due diligence on the source and chain of custody of their raw materials in accordance with all applicable laws, as well as the "Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas" of the Organisation for Economic Co-operation and Development (OECD) and other relevant guidance.

By:	/s/ Raymond E. Scott

Title:	President and Chief Executive Officer

Exhibit 1.01
Attachment B

SUPPLIER SUSTAINABILITY POLICY
Lear believes that how we operate as a company, and as individuals, is based on our core value to Get Results the Right Way. This leads our customers and business partners to do business with us, our shareholders to invest in us, our external stakeholders to respect us, and the best talent to join us in working for Lear.
We consider a strong relationship with our suppliers to be key to ensuring our mutual success. This Supplier Sustainability Policy (the “Policy”) identifies certain of our expectations of our suppliers to be followed in their business dealings with Lear.

This Policy applies to any third party that provides goods or services to Lear, including but not limited to production parts and materials as well as their subcontractors. Further information regarding our requirements and standards for our suppliers are outlined in the Global Requirements Manual and Code of Conduct for Suppliers.

Code of Business Conduct and Ethics
Lear conducts business with integrity and in compliance with all applicable laws and regulations. A commitment to integrity is critical to how we conduct business and maintain our outstanding reputation in the communities in which we do business. Suppliers are required to understand and comply with Lear’s Code of Business Conduct and Ethics, and demonstrate the highest standard of integrity and ethical conduct in all business activities.

Legal Compliance
Lear is committed to complying with all applicable legal requirements. Suppliers are expected to comply with all applicable legal requirements and prevent incidents or conditions that might result in a violation of law. This includes, without limitation, that all purchased materials used in manufacture of goods satisfy current governmental and safety constraints on restricted, toxic and hazardous materials, as well as environmental, electrical and electromagnetic considerations applicable to the country of manufacture and sale.

Preventing Bribery and Corruption
Lear conducts business ethically throughout the world. Lear prohibits suppliers from giving or promising to give anything of value to any third party for the purpose of obtaining or retaining business, or to otherwise induce them to act improperly. Suppliers must conduct business with integrity and in full compliance with all applicable laws pertaining to bribery and corruption.

Human Rights and Working Conditions
Be Inclusive. Be Inventive. Get Results the Right Way. These are Lear Corporation’s core values and the foundation of our long-term success. As part of our commitment To Get Results the Right Way, we support and promote human rights throughout our operations, our communities in which we operate, and our global supply chain. We also embrace the international human rights principles expressed in the following conventions:

•The Ten Principles of the United Nations Global Compact of which Lear is a signatory partner;

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•The Universal Declaration of Human Rights;
•The International Labour Organization’s 1988 Declaration on Fundamental Principles and Rights at Work; and
•The United Nation’s Sustainable Development Goals.

Lear’s Human Rights Policy outlines our social responsibility principles and respect for human dignity, including with respect to topics such as collective bargaining and the freedom of association, as well as prohibitions of child labor, forced labor, modern slavery and human trafficking. We expect our suppliers to develop their own policies that aligns with Lear’s Policy.

Further, providing safe working conditions is one of our highest priorities with respect to human health and welfare. Suppliers shall comply with health and safety management system international standards (e.g. ISO 45001 or equivalent). Suppliers are expected to share Lear’s commitments by developing and implementing their own programs focused on worker safety and well-being. See Lear’s EHSS Policy.

Responsible Sourcing of Materials and Product Sustainability
We source responsibly and take steps to ensure that materials used in our products do not directly or indirectly provide funding to conflicts or human rights abuses. We expect the same from our suppliers.

We require our suppliers to comply with all applicable laws and regulations regarding ethical material sourcing, including those with respect to raw materials and production processes.
Lear recognizes the UN Declaration on the Rights of Indigenous Peoples and the value of Free, Prior and Informed Consent (FPIC) of indigenous peoples for property or land negotiations. No form of land grabbing is allowed.
We expect our suppliers to adopt best practices not only limited to production processes and securing the supply of materials and components, but also addressing environmental, social, and product safety aspects. See the Responsible Materials Sourcing Policy and Lear Quality Policy.

Animal Welfare
Lear’s commitment to the highest standards for ethical behavior extends to the treatment of animals. We require compliance with all legal requirements, as applicable, and we expect our suppliers to implement industry-leading policies and practices related to the ethical treatment of animals. Lear supports and expects its suppliers to promote a belief in the humane treatment of animals, including freedom from thirst and hunger, freedom from discomfort, pain, injury and disease, freedom to express normal behavior, and freedom from fear and distress.

Environmental Sustainability
Lear’s definition of sustainability is "meeting the needs of the present without compromising the ability of future generations to meet their own needs." This means being aware of our impact and understanding how this affects the world around us. Our mission is to reduce our impact while increasing the profitability and longevity of our company.
We expect our suppliers to support Lear’s environmental sustainability goals by complying with all applicable environmental laws, rules and regulations while also using resources wisely. Suppliers must comply with and be certified to all applicable environmental management system international standards. (e.g. ISO 14001 or equivalent). Suppliers are expected to align with Lear’s commitments by developing and implementing their own environmental sustainability program focused on conservation of natural resources, including but not limited to:
•Carbon Reduction
•Energy Efficiency
•Reduced Water Usage

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•Air Quality Improvement
•Recyclability and Waste Reduction
•Hazardous Material and Chemical Management and Control
•Protecting Biodiversity
•Employee and Supplier Training

See Lear’s EHSS Policy and No Deforestation Policy.

Implementation of Sustainability Standards in the Supply Chain
Lear suppliers and all their subcontractors must abide by the requirements of this Policy, including identifying risks within their supply chains and taking appropriate measures to address them.

Audit and Corrective Action Process
Lear reserves the right to conduct audits to ensure compliance with these requirements and also to take appropriate measures, including discontinuing any relationship with a supplier, should the supplier violate, fail to correct, or have a pattern of violating this Policy. Suppliers are required to cooperate with Lear’s direct audit or through a third-party auditing firm utilized by Lear.

Compliance, Monitoring and Reporting
We comply with all applicable legal requirements and work to prevent incidents or conditions that might result in a violation of law. We monitor our operations and our suppliers for potential violations and take action if violations occur, up to and including termination of employment or contract.

We have established a process for reporting concerns about any potential human rights or business risks through a Compliance and Ethics Hotline. Employees, suppliers, and business partners can make anonymous reports in their respective language via a toll-free phone call, e-mail, online website or regular mail. Lear requires its suppliers to make this reporting resource available to its employees and upstream supply chain, with consideration for individuals with limited access and disabilities.

We have a strong anti-retaliation policy and will not tolerate retaliation against anyone who in good faith raises a concern, reports misconduct or participates in an investigation.

We report our actions and engagement with suppliers in our Annual Sustainability Report. We also publish on our website our values, principles, policies, and practices that this Policy reinforces.

Exhibit 1.01
Attachment B.1

Minimum Sustainability Requirements for Suppliers

COMPANY LEVEL

CODE OF CONDUCT FOR SUPPLIERS

Required for suppliers with >250 employees, company-wide

RESPONSIBLE MATERIALS SOURCING POLICY

Required for suppliers containing raw materials identified in CAHRAs.

SITE LEVEL

COMPANY CODE OF CONDUCT

- Required for suppliers >250 employees, company-wide.
- Should cover business ethics.

HUMAN RIGHTS POLICY

- Must align with **Lear's Human Rights Policy**.
- The code should cover:
  - non-discrimination and harassment,
  - freedom of association and collective bargaining, and
  - prohibitions of child labor, forced labor, modern slavery, and human trafficking.

ENVIRONMENTAL SUSTAINABILITY

- **>500 employees** – certified Environmental Management System (e.g., ISO 14001 or equivalent)
- **<500 employees** – Environmental Management in place.
- **<50 employees** –Environmental Sustainability Policy which covers:
  - GHG emission/Carbon reduction
  - Energy efficiency/Renewable energy
  - Water quality management/Reduced water consumption
  - Air quality
  - Recyclability (reuse and recycling) and waste reduction
  - Responsible chemical management
  - Biodiversity, land use and deforestation

HEALTH & SAFETY POLICY

- Formal written health and safety policy in place, which complies with local law, industry requirements and international standards (e.g., ISO 45001 or equivalent)

LEAR

Lear Proprietary and Confidential: The information contained herein is the exclusive property of Lear Corporation. This data shall not be disseminated or republished without the prior written consent of Lear Corporation.

Exhibit 1.01
Attachment C

2025 Communication to Suppliers – Responsible Materials Sourcing Requirement

Dear Valued Supplier,
We at Lear appreciate your ongoing cooperation and response to our annual materials reporting requirements according to Lear’s Responsible Materials Sourcing Policy. As part of our ongoing commitment to enhancing supply chain transparency, we are initiating the 2025 Reasonable Country of Origin Inquiry (RCOI) for conflict minerals—tin, tungsten, tantalum, and gold (3TG), as well as other materials subject to due diligence, including cobalt and mica.

As a supplier within scope, you will soon receive detailed instructions from conflictminerals@lear.com. These instructions will outline the steps required to complete the applicable standard reporting templates:

•CMRT (Conflict Minerals Reporting Template) – Version 6.5 or higher
•EMRT (Extended Minerals Reporting Template) – Version 2.0 or higher

All suppliers utilizing these materials are required to conduct thorough due diligence within their supply chains. This is to ensure compliance with Responsible Materials and Supplier Sustainability Policies, particularly in validating that supplied materials are not linked to human rights abuses in conflict-affected and high-risk areas, including prevention of prohibited transactions, sanctions, as well as incidents or conditions that may lead to violation of laws and regulations.

For guidance on due diligence and reporting, please utilize the training resources and help available in
Lear’s supplier portal and industry associations web page.
•Lear Suppliers Information Portal
•AIAG Corporate Responsibility Resources
•Responsible Minerals Initiative
If you require further assistance, please reach out to conflictminerals@lear.com.

Thank you for your support and continued efforts.

/s/Jozef Chrzanowski
Vice President, Global Sustainability
Lear Corporation

Exhibit 1.01
Attachment D

HUMAN RIGHTS POLICY

Be Inclusive. Be Inventive. Get Results the Right Way. These are Lear Corporation’s core values and the foundation to our long-term success. As part of our commitment To Get Results the Right Way, we respect and reinforce human rights throughout our operations, our communities in which we operate, and our global supply chain. We also embrace the international human rights principles expressed in the following conventions:

•The Ten Principles of the United Nations Global Compact of which Lear is a participant;
•The Universal Declaration of Human Rights;
•The International Labour Organization’s 1988 Declaration on Fundamental Principles and Rights at Work; and
•The United Nation’s Sustainable Development Goals.

We apply this policy throughout our company, the entities that we own, and the entities in which we hold a majority interest and to anyone who represents and works with Lear, including employees, officers, directors, and business partners. This policy is overseen by Lear’s Board of Directors.

Workforce Diversity, Equity and Inclusion
At Lear, we made Be Inclusive our first core value to emphasize the importance we place on maintaining a diverse workforce and an equitable and inclusive workplace. We know that the strength of our company lies in the diversity of our team and our ongoing efforts to always Be Inclusive and equitable. We provide all employees with a professional working environment which is free from discrimination and harassment. We offer fair and equal employment opportunity to every person regardless of race, sex, color, veteran status, national origin, disability or health status, sexual orientation, gender identification or expression, age, religion or religious beliefs, genetic information, political affiliation, or any other legally protected status. Consistent with this, and recognizing, in particular, the discrimination that women frequently experience, we support women’s rights, such as support for equal pay. We make all hiring, compensation, promotion, and other employment decisions based on qualifications, performance, skills, experience, and other permissible factors. We follow all employment laws wherever we conduct business.

We provide our employees with and encourage them to join several employee-led groups made up of individuals who share common interests, backgrounds such as veteran status or demographic factors such as gender, race or age. Through these Employee Resource Groups, our employees are heard, valued and engaged in driving the company’s success.

Coercion, Harassment and Discipline

Exhibit 1.01
We treat employees with dignity and respect. We do not tolerate physically, mentally, emotionally or otherwise abusive practices toward any of our employees (including members of a union), including by any private or public security personnel we may utilize. We have systems in place to prevent, detect, report and resolve unacceptable employee treatment such as unlawful acts, harassment or discrimination, workplace violence, inappropriate use of discipline, mental or physical coercion as a form of discipline, physical or mental punishment, physical or verbal abuse or intimidation, and any type of corporal punishment. To ensure robust reporting by our employees, we forbid retaliation against anyone who in good faith reports or cooperates in an investigation of such mistreatment. We take appropriate corrective action in response to any findings of unacceptable employee treatment or retaliatory action. See the Harassment-Free Workplace Policy.

Wages, Hours, and Working Conditions
We comply with all applicable wage and hour laws, including equal pay, minimum wage, overtime, maximum hour rules, meal and rest periods. We also provide legally mandated benefits. Where local industry standards exceed applicable legal requirements, Lear pays fair wages and ensures working conditions that are competitive with the higher local industry standards.

We employ ethical recruitment practices. We prohibit recruiters from charging recruitment fees to potential employees and from withholding identity documents. Where our employees have written employment contracts, we provide access to those contracts.

Employee Health and Safe Workplace
The safety and health of our employees is of paramount importance. We will not put employees in a situation that could be harmful to their well-being. We believe that safe workplaces are a result of the dedication of everyone at Lear. We make it our responsibility to embed safe behaviors in everything we do, coupled with strong programs, operating discipline, robust communications and training, and compliance with applicable safety and health laws and regulations. We know that working together, we can mitigate or eliminate hazards and risks, and get results the right way. See the EHSS Policy.

Privacy
We respect the privacy of individuals, including employees and customers. We follow globally recognized privacy principles and implement reasonable and appropriate practices in our collection, use, and sharing of personal information about individuals.

Child Labor
We prohibit child labor in any of our facilities worldwide and meet all applicable laws regarding minimum age for employment in all countries and regions where we conduct business.

Forced Labor and Human Trafficking
We believe that all employees should have the right to voluntarily elect whether to be employed by Lear. We do not use forced or involuntary labor of any kind, including prison labor, indentured labor, bonded labor, military labor, modern forms of slavery and any form of human trafficking. See the Transparency in Supply Chains Act Disclosure.

Freedom of Association and Collective Bargaining
We respect employees’ right to form, join or not to join a union, or to have recognized employee representation in accordance with local law. We are committed to maintaining a constructive dialogue and to negotiate in good faith

Exhibit 1.01
with employees’ freely chosen representatives. We do not harass, discriminate against, or otherwise penalize employees, their representatives, or union members because of their interest and/or membership in, or affiliation with, a union, or their legitimate union activity, in accordance with international and local labor standards.

Responsible Sourcing
We source responsibly and ensure that materials used in our products do not directly or indirectly provide funding to conflicts or human rights abuses. We endeavor to use only components with raw materials where extraction, transport, trade, processing and export are obtained from validated sources as a matter of principle, wherever practicable. We do not use materials prohibited by applicable national or international law.

We are committed to protecting the environment, including forests (see our No Deforestation Policy), land, water and other biodiversity, and expect our suppliers to do the same. We believe access to clean water is a fundamental human right. We do not permit forced evictions or illegal deprivations of land within our operations or our supply chains, and are committed to respecting the rights of vulnerable groups around the world, such as indigenous groups and other minorities.

As part of our responsible sourcing efforts, we follow the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. We also participate in industry-driven initiatives (e.g. Responsible Minerals Initiative) that validate and establish industry-wide control systems and transparency over the upstream supply chain such as chain of custody or traceability systems. See the Responsible Materials Sourcing Policy and Supplier Sustainability Policy.

We expect our suppliers to align themselves with our commitments to human rights, including as to responsible sourcing, and to pass this requirement on to their own suppliers.

Compliance, Monitoring and Reporting
We comply with all applicable legal requirements and prohibit incidents or conditions that might result in a violation of law. We put in place several reporting mechanisms and have strong anti-retaliation policies. We monitor our operations, our partners and our suppliers for potential violations and take action if violations occur, up to and including termination of employment or contract.

We provide multiple channels for reporting concerns about any potential human rights or business risks. Employees, suppliers, business partners or any potentially affected party worldwide can make confidential and anonymous reports in their language via our Ethics & Compliance helpline (online or telephone), online complaint webform, email, a mobile intake app, or regular mail. Access to these complaint reporting channels is proactively communicated, and reports received through these channels are appropriately and transparently reviewed. We review the effectiveness of the existing complaint reporting channels annually and on an ad hoc basis.

Exhibit 1.01
Reporting
We report our actions and engagement on human rights in our annual sustainability report. We also publish on our website our values, principles, policies, and practices that this policy reinforces. See Lear’s Code of Business Conduct and Ethics.

By:	/s/ Raymond E. Scott

Title:	President and Chief Executive Officer

Exhibit 1.01
Attachment E

SORs Facilities Identified in Suppliers CMRT Declaration for 2025 Reporting Year
The following information was identified through suppliers' CMRT data declaration to Lear as part of its 2025 RCOI. The listed names of 3TG SOR facilities is based primarily on information made publicly available by the RMI on the RMAP Smelters & Refiners Lists as of April 30, 2026.

3TG Metal	Standard Smelter Name	Country Location of SoR	SoR Identification Number
Tantalum	5D Production OU	ESTONIA	CID003926
Tungsten	A.L.M.T. Corp.	JAPAN	CID000004
Gold	ABC Refinery Pty Ltd.	AUSTRALIA	CID002920
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA	CID002708
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA	CID000015
Gold	Agosi AG	GERMANY	CID000035
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019
Gold	Albino Mountinho Lda.	PORTUGAL	CID002760
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041
Tin	Alpha Assembly Solutions Inc	UNITED STATES OF AMERICA	CID000292
Tantalum	AMG Brasil	BRAZIL	CID001076
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM	CID002703
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	CID000058
Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077
Gold	ASAHI METALFINE, Inc.	JAPAN	CID000082
Gold	Asahi Refining Canada Ltd.	CANADA	CID000924
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	CID000920
Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	CID002502
Gold	Attero Recycling Pvt Ltd	INDIA	CID004697
Gold	Aurubis AG, Hamburg	GERMANY	CID000113
Tin	Aurubis Beerse	BELGIUM	CID002773
Tin	Aurubis Berango	SPAIN	CID002774
Gold	Bangalore Refinery	INDIA	CID002863
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128
Gold	Boliden Mineral AB (Ronnskar)	SWEDEN	CID000157
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176
Gold	Caridad	MEXICO	CID000180
Gold	CGR Metalloys Pvt Ltd.	INDIA	CID003382
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	CID000228
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA	CID002641
Tin	China Tin Group Co., Ltd.	CHINA	CID001070
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258
Gold	Chugai Mining	JAPAN	CID000264

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SoR	SoR Identification Number
Gold	Coimpa Industrial LTDA	BRAZIL	CID004010
Tin	Conecsus LLC	UNITED STATES OF AMERICA	CID003504
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL	CID003486
Tin	CRM Synergies EMEA, S.L.U.	SPAIN	CID003524
Tungsten	Cronimet Brasil Ltda	BRAZIL	CID003468
Tin	CV Ayi Jaya	INDONESIA	CID002570
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA	CID002504
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY	CID002867
Tin	Dongguan Best Alloys Co., Ltd.	CHINA	CID000377
Gold	Dongwu Gold Group	CHINA	CID003663
Gold	Dowa	JAPAN	CID000401
Tin	Dowa	JAPAN	CID000402
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	CID000359
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN	CID000425
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN	CID003425
Gold	Elite Industech Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID004755
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	CID000438
Gold	Emerald Jewel Industry India Limited (Unit 1)	INDIA	CID003487
Gold	Emerald Jewel Industry India Limited (Unit 2)	INDIA	CID003488
Gold	Emerald Jewel Industry India Limited (Unit 3)	INDIA	CID003489
Gold	Emerald Jewel Industry India Limited (Unit 4)	INDIA	CID003490
Tin	Estanho de Rondonia S.A.	BRAZIL	CID000448
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL	CID003582
Tin	Fenix Metals	POLAND	CID000468
Tantalum	FIR Metals & Resource Ltd.	CHINA	CID002505
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA	CID003410
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538
Gold	GG Refinery Ltd.	TANZANIA, UNITED REPUBLIC OF	CID004506
Gold	Glencore Canada Corporation - CCR Refinery	CANADA	CID000185
Tantalum	Global Advanced Metals Aizu	JAPAN	CID002558
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	CID002557
Tin	Global Advanced Metals Greenbushes Pty Ltd.	AUSTRALIA	CID004754
Tungsten	Global Tungsten & Powders LLC	UNITED STATES OF AMERICA	CID000568
Gold	Gold by Gold Colombia	COLOMBIA	CID003641
Gold	Gold Corporation - The Perth Mint	AUSTRALIA	CID002030
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA	CID001909
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	CID003116
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA	CID000291

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SoR	SoR Identification Number
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218
Tungsten	H.C. Starck Tungsten GmbH	GERMANY	CID002541
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	CID000671
Gold	Heimerle + Meule GmbH	GERMANY	CID000694
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492
Gold	Heraeus Germany GmbH Co. KG	GERMANY	CID000711
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	CID000707
Tungsten	Hubei Green Tungsten Co., Ltd.	CHINA	CID003417
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000767
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	SOUTH AFRICA	CID004714
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Gold	Istanbul Gold Refinery	TURKEY	CID000814
Gold	Italpreziosi	ITALY	CID002765
Gold	Japan Mint	JAPAN	CID000823
Tungsten	Japan New Metals Co., Ltd.	JAPAN	CID000825
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551
Gold	Jiangxi Copper Co., Ltd.	CHINA	CID000855
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	CID002512
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	CID001231
Tantalum	Jiangxi Suns Nonferrous Materials Co. Ltd.	CHINA	CID004813
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	CID002842
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316
Tungsten	Jing Yuan Tungsten Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID005012
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	CID002506
Gold	JX Advanced Metals Corporation	JAPAN	CID000937
Gold	K.A. Rasmussen	NORWAY	CID003497
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	CID000956
Gold	Kazzinc Ltd	KAZAKHSTAN	CID000957
Tantalum	KEMET de Mexico	MEXICO	CID002539
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED	VIET NAM	CID004619
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA	CID000966
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA	CID000105
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	CID000969
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	CID002511
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	CID002605
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID003407

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SoR	SoR Identification Number
Tungsten	Lianyou Resources Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID004397
Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd	CHINA	CID004796
Gold	LS MnM Inc.	KOREA, REPUBLIC OF	CID001078
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF	CID000689
Tin	Luna Smelter, Ltd.	RWANDA	CID003387
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	CID002468
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	MALAYSIA	CID004434
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319
Tungsten	Masan High-Tech Materials	VIET NAM	CID002543
Gold	Materion	UNITED STATES OF AMERICA	CID001113
Tantalum	Materion Newton Inc.	UNITED STATES OF AMERICA	CID002548
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA	CID003575
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	CID001142
Gold	Metallix Refining Inc.	UNITED STATES OF AMERICA	CID003557
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	CID001163
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	CID001161
Tantalum	Mineracao Taboca S.A.	BRAZIL	CID001175
Tin	Mineracao Taboca S.A.	BRAZIL	CID001173
Tin	Mining Minerals Resources SARL	CONGO, DEMOCRATIC REPUBLIC OF THE	CID004065
Tin	Minsur	PERU	CID001182
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191
Tantalum	Mitsui Kinzoku Company, Limited	JAPAN	CID001192
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
Gold	MKS PAMP SA	SWITZERLAND	CID001352
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	CID002509
Gold	Morris and Watson	NEW ZEALAND	CID002282
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	CID001220
Tungsten	Nam Viet Cromit Joint Stock Company	VIET NAM	CID004034
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM	CID002573
Gold	NH Recytech Company	KOREA, REPUBLIC OF	CID003189
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA	CID002589
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SoR	SoR Identification Number
Gold	NOBLE METAL SERVICES	UNITED STATES OF AMERICA	CID003690
Tantalum	NPM Silmet AS	ESTONIA	CID001200
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517
Gold	Oegussa Oesterreichische Gold- und Silber-Scheideanstalt Gesm.b.H.	AUSTRIA	CID002779
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	CID001325
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	CID001337
Tin	P Kay Metal, Inc	UNITED STATES OF AMERICA	CID005189
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA	CID001362
Gold	Planta Recuperadora de Metales SpA	CHILE	CID002919
Tantalum	PowerX Ltd.	RWANDA	CID004054
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397
Tin	PT Aries Kencana Sejahtera	INDONESIA	CID000309
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503
Tin	PT Bangka Prima Tin	INDONESIA	CID002776
Tin	PT Cipta Persada Mulia	INDONESIA	CID002696
Tin	PT Mitra Stania Prima	INDONESIA	CID001453
Tin	PT Mitra Sukses Globalindo	INDONESIA	CID003449
Tin	PT Premium Tin Indonesia	INDONESIA	CID000313
Tin	PT Prima Timah Utama	INDONESIA	CID001458
Tin	PT Putera Sarana Shakti (PT PSS)	INDONESIA	CID003868
Tin	PT Rajehan Ariq	INDONESIA	CID002593
Tin	PT Timah Tbk Kundur	INDONESIA	CID001477
Tin	PT Timah Tbk Mentok	INDONESIA	CID001482
Gold	PX Precinox S.A.	SWITZERLAND	CID001498
Gold	QG Refining, LLC	UNITED STATES OF AMERICA	CID003324
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512
Gold	REMONDIS PMR B.V.	NETHERLANDS	CID002582
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL	CID002707
Tin	Resind Industria e Comercio Ltda.	BRAZIL	CID002706
Tin	RIKAYAA GREENTECH PRIVATE LIMITED	INDIA	CID004692
Gold	Royal Canadian Mint	CANADA	CID001534
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	CID001539
Tungsten	S.P.T. spol.s r.o.	CZECHIA	CID005068
Gold	SAFINA A.S.	CZECHIA	CID002290
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN	CID001585
Gold	Shandong Humon Smelting Co., Ltd.	CHINA	CID002525
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA	CID001619
Gold	Shenzhen CuiLu Gold Co., Ltd.	CHINA	CID002750
Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	CHINA	CID004435

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SoR	SoR Identification Number
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA	CID002527
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	CHINA	CID004430
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	CID001736
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA	CID001761
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA	CID003153
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF	CID002918
Gold	Super Dragon Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID001810
Tin	Super Ligas	BRAZIL	CID002756
Gold	T.C.A S.p.A	ITALY	CID002580
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	JAPAN	CID004403
Tantalum	Taki Chemical Co., Ltd.	JAPAN	CID001869
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Tantalum	TANIOBIS Co., Ltd.	THAILAND	CID002544
Tantalum	TANIOBIS GmbH	GERMANY	CID002545
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN	CID002549
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY	CID002550
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY	CID002542
Tantalum	Telex Metals	UNITED STATES OF AMERICA	CID001891
Tin	Thaisarco	THAILAND	CID001898
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA	CID002180
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	CID003325
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938
Gold	Tongling Nonferrous Jinguan (Ausmelt) Copper Industry	CHINA	CID001947
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	CID002615
Tungsten	Tungamoy Metals Inc.	KOREA, REPUBLIC OF	CID005248
Tungsten	Tungsten Vietnam Joint Stock Company	VIET NAM	CID003993
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	CID001993
Tungsten	Uzbekistan Technological Metallurgical Complex JSC	UZBEKISTAN	CID002660
Gold	Valcambi S.A.	SWITZERLAND	CID002003
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	CID002036
Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	CID002044
Tin	Woodcross Smelting Company Limited	UGANDA	CID004724
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA	CID000616
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	CID002508
Gold	Yamakin Co., Ltd.	JAPAN	CID002100

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SoR	SoR Identification Number
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA	CID001522
Gold	Yokohama Metal Co., Ltd.	JAPAN	CID002129
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	CHINA	CID003662
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA	CID003397
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224